SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant   [X]
Filed by a party other than the Registrant   [ ]


Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ]   Confidential, For Use of the Commission
      Only
      (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[X]   Soliciting Material Under Rule 14a-12


                               MAYTAG CORPORATION
                  ------------------------------------------
               (Name of Registrant as Specified In Its Charter)

        --------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)  Title of each class of securities to which transaction applies:
             ------------------------------------------------------
        (2)  Aggregate number of securities to which transaction applies:
             ------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
             ------------------------------------------------------
        (4)  Proposed maximum aggregate value of transaction:
             ------------------------------------------------------
        (5)  Total fee paid:
             -------------------------------------------------------
[ ] Fee paid previously with preliminary materials.


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[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:
             ------------------------------------------------------
        (2)  Form, Schedule or Registration Statement No.:
             ------------------------------------------------------
        (3)  Filing Party:
             ------------------------------------------------------
        (4)  Date Filed:
             ------------------------------------------------------


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                           Q & A FOR MAYTAG EMPLOYEES
                                  June 30, 2005

INTRODUCTION
Today Maytag Corporation filed a preliminary proxy statement with the Securities and Exchange Commission. The information listed below is offered as a resource to address some of the questions and concerns raised by employees.

PROCESS QUESTIONS

Q: WHAT WAS FILED TODAY?

A: Today, Maytag filed a preliminary proxy statement with the SEC. The preliminary proxy statement contains detailed information about the proposed transaction with an investor group led by Ripplewood Holdings L.L.C., a private equity firm. Like all other publicly-held companies, Maytag must comply with the SEC's proxy statement rules whenever it seeks a shareholder vote on corporate matters.

Q:  WHY DOES MAYTAG HAVE TO FILE A PRELIMINARY PROXY STATEMENT?

A: Maytag must file a preliminary proxy statement as part of the regulatory requirements made by the SEC. The SEC may elect to review the document to determine if it meets their requirements for the acquisition/sale process to proceed.

Q:  WHAT'S NEXT IN THE ACQUISITION/SALE PROCESS?

A: Following the filing of the preliminary proxy statement with the SEC, we will wait for the regulatory body's comments, if any. Once any SEC review is completed a "definitive proxy statement" will be filed with the SEC and mailed to stockholders. Approximately one month following the mailing of the definitive proxy statement, a shareholder meeting will take place for shareholders to vote on the transaction. If the merger is approved, and all closing conditions are met, the transaction can be closed.

Q: WHY IS MAYTAG CONTINUING TO PURSUE ITS NEW CREDIT AGREEMENT AND FINANCING PLANS IF THE MAYTAG BOARD OF DIRECTORS HAS ALREADY APPROVED THE MERGER AGREEMENT WITH RIPPLEWOOD?

A: Regardless of the outcome, Maytag must be prepared to continue with its previously stated business initiatives.

Q: WHY ISN'T MAYTAG COMMUNICATING MORE FREQUENTLY TO ME ABOUT THE POTENTIAL TRANSACTION?

A: While on-going communication regarding the transaction might be expected, SEC rules regarding acquisitions prohibit Maytag from providing information to employees that is not also provided to Maytag shareholders. The result is that any documents we distribute to employees


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regarding the acquisition must be filed with the SEC and become part of what is called "Proxy Solicitation Material" or public documents accessible by shareholders.

PROXY-SPECIFIC QUESTIONS

Q:  THE PROXY LISTS "TRITON ACQUISITION HOLDING" AS THE PURCHASER--WHAT IS
TRITON?

A: Triton Acquistion Holding is a Delaware corporation whose owners, at the closing of the merger, will consist of entities affiliated with private equity funds sponsored by Ripplewood Holdings L.L.C., private equity funds sponsored by Goldman, Sachs & Co., one or more affiliates of J. Rothschild Group Ltd and RHJ International. Triton was created for the purpose of entering into the merger agreement and conducting such other activities as are required to consummate the transactions contemplated by the merger agreement, including the merger and the financing required for the completion of the merger.

Q:  WHAT IS THE VOTING REQUIREMENT BY SHAREHOLDERS TO APPROVE THE MERGER?

A: A majority of the shares outstanding must vote to adopt the merger agreement.


Q: WHY DOESN'T THE PRELIMINARY PROXY STATEMENT CONTAIN A DATE FOR THE SHAREHOLDER MEETING?

A: A date for the Shareholder meeting will be included in the definitive proxy statement that will be mailed to Shareholders following SEC review, if any, of the preliminary proxy statement.

Q: HAVE ANY DECISIONS BEEN MADE REGARDING THE FUTURE OF MAYTAG'S MANUFACTURING FACILITIES IN NEWTON, NORTH CANTON AND FLORENCE?

A: As stated during its first-quarter earnings announcement in April, Maytag must take more aggressive steps to improve its cost position by reducing its manufacturing footprint. This will require a manufacturing restructuring that addresses noncompetitive supply chain costs and burden absorption issues. Maytag continues to study and review its manufacturing footprint strategy, and at this time has made no final decisions on the future of these specific production facilities.

HUMAN RESOURCES-RELATED QUESTIONS

Q: WILL THERE BE A SALARY INCREASE?

A: Our merger agreement with Triton Acquisition Holding has not changed the answer to this question. Company performance will be assessed after second-quarter results are known, and a decision on salary adjustments will be made in response to that review.

Q: WHAT HAPPENS TO MY STOCK IF THE DEAL IS COMPLETED?


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A:  The answer depends upon how you own the stock.  All of the following assume that the purchase is completed under the existing terms and the answers may change if those terms change.

IF YOU PERSONALLY OWN STOCK, you will receive $14.00 in cash for each share you own.

IF YOUR STOCK IS IN YOUR 401(K) PLAN, through the Company match and/or your own investment, you will be receiving $14.00 for each share of stock in your 401(k) plan, and those funds will stay in your 401(k) plan.

IF YOUR STOCK IS IN THE EMPLOYEE DISCOUNT STOCK PURCHASE PLAN, you will receive $14.00 in cash for each share of stock. As of 7/01/2005 the plan is suspended and no new contributions will be deducted from employees' pay.

IF YOU HOLD STOCK OPTIONS, your options will vest and will be exercisable. However, at $14.00 per share, all options are "underwater" -- meaning the option price is above the proposed merger price per share.

IF YOU HOLD RESTRICTED STOCK UNITS, your units will vest and will be settled in cash at $14.00 per unit.

Q: HOW DOES THE PROPOSED PURCHASE AFFECT THE PENSION PLAN?

A: The status of the pension plan has not changed. At the end of 2004, $1.2 billion dollars was invested in the fund and it is insured by the Pension Benefit Guaranty Corporation (PBGC). While it is legally possible to change or even terminate the pension plan in the future, any benefits which have been accrued are protected by law. That is, even if the plan were terminated, the law would not allow any reduction in the benefits you have earned up to that time. The law also requires that the form of payment options for accrued benefits remain in place. This means that the cash balance formula would continue to have a lump sum payment option available on accrued benefits and the traditional plan would continue to be paid as a monthly annuity. Form of payment options can change only for future benefits earned under the plan.

Q: WHAT HAPPENS TO MY 401(K)? WILL THE COMPANY MATCH BE CONTINUED THROUGH THE END OF THE YEAR?

A: Yes. If the acquisition takes place with Triton Acquisition Holding before the end of the year, the match will continue at least through the end of the year. After the sale closes, the match will be made in cash.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction, Maytag has filed a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the proposed merger with SEC. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND THE OTHER RELEVANT DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MAYTAG AND THE PROPOSED TRANSACTION. Investors will be able to obtain


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free copies of the definitive proxy statement (when available) as well as other filed documents containing information about Maytag at HTTP://WWW.SEC.GOV, SEC's Web site. Free copies of Maytag's SEC filings are also available on Maytag's Web site at www.maytagcorp.com.

PARTICIPANTS IN THE SOLICITATION
Maytag and its executive officers and directors and Ripplewood Holdings L.L.C., Triton Acquisition Holding and Triton Acquisition and their respective affiliates, executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Maytag's stockholders with respect to the proposed transaction. Information regarding the officers and directors of Maytag is included in its definitive proxy statement for its 2005 annual meeting filed with SEC on April 4, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials filed or to be filed with SEC in connection with the proposed transaction.